Exhibit 99.1

For more information contact:

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Patrick O’Sullivan	Claire Koeneman	Joe Calabrese
Vice President, Finance and Accounting	(Analyst Info)	(General Info)
(617) 247-2200	(312) 640-6745	(212) 445-8434
posullivan@heritagerealty.com

FOR IMMEDIATE RELEASE

HERITAGE PROPERTY INVESTMENT TRUST, INC. ANNOUNCES
RESULTS FOR SECOND QUARTER 2004

Boston, MA…August 3, 2004…Heritage Property Investment Trust, Inc. (NYSE:HTG) (“Heritage” or the “Company”), today reported results of its operations for the three and six months ended June 30, 2004.  Highlights included:

Financial Results:

•                              FFO of $30.9 million for the quarter and $63.0 million for the first half of 2004

•                              Diluted FFO per share of $0.66 for the quarter and $1.34 for the first half of 2004

•                              Net income of $12.2 million, or $0.26 per diluted share, for the quarter and $23.1 million, or $0.49 per diluted share, for the first half of 2004

•                              Same property net operating income growth of approximately 1% for the quarter

•                              Completed first unsecured debt offering of $200 million principal amount of 5.125% notes due April 2014

•                              Paid $0.525 per common share regular quarterly dividend on July 15, 2004

Operating Highlights:

•                  Acquired Long Meadow Commons, a 118,000 square foot grocer-anchored community shopping center located in Mundelein, Illinois

•                  On July 1, 2004, acquired Colonial Commons, a 498,000 square foot grocer-anchored community shopping center located in Harrisburg, Pennsylvania

•                  Formed Company’s first joint venture for the development of Lakes Crossing, a shopping center located in Norton Shores, Michigan

•                  Signed 161 leases (new and renewed) during the quarter, for 763,862 square feet, and achieved a 6.9% increase over prior rents on a cash basis

FINANCIAL RESULTS

For the three months ended June 30, 2004, Funds from Operations (FFO), a widely accepted measure of REIT performance, increased 12% to $30.9 million, or $0.66 per diluted share, as compared to $27.6 million, or $0.65 per diluted share for the same period in 2003.  Net income attributable to common shareholders increased $3.5 million to $12.2 million, or $0.26 per diluted share, for the three months ended June 30, 2004, as compared to $8.7 million, or $0.21 per diluted share, for the same period in 2003.

For the six months ended June 30, 2004, FFO increased 10% to $63.0 million from $57.0 million for the six months ended June 30, 2003.  FFO per diluted share decreased slightly to $1.34 per diluted share for the six months ended June 30, 2004 from $1.36 per diluted share for the six months ended June 30, 2003.  Net income attributable to common shareholders increased $3.2 million to $23.1 million, or $0.49 per diluted share, for the six months ended June 30, 2004, as compared to $19.9 million, or $0.48 per diluted share for the same period in 2003.

Net income attributable to common shareholders for the three and six months ended June 30, 2004 includes a gain on sale of discontinued operations of $3.0 million reflecting the Company’s sale of an office building in April 2004.  For the three and six months ended June 30, 2004, the average number of common shares outstanding was approximately 47 million, as compared to approximately 42 million shares outstanding for the same periods in 2003.

“We have many positives to report as our second quarter and year to date operating performance continues to reflect our committment to drive our internal and external growth during challenging conditions.  We are moving aggressively to strengthen our position in the marketplace and continue to focus on our three primary objectives for our business - improving the performance of our core portfolio, pursuing external growth through opportunistic acquisitions, and strengthening our balance sheet.  As we execute on this business plan, we are confident these initiatives will position our organization to build upon the strengths of our core portfolio and markets and we are optimistic about the balance of 2004 and 2005,” stated Heritage’s Chairman, President and Chief Executive Officer, Thomas Prendergast.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the three and six months ended June 30, 2004.  In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

PORTFOLIO OVERVIEW

General

As of June 30, 2004, Heritage had a shopping center portfolio of 163 centers, located in 29 states and totaling approximately 32.8 million square feet of total gross leasable area, of which 27.6 million square feet is company-owned gross leasable area.

Leasing Activity

During the second quarter of 2004, the Company executed 161 leases (new and renewed), for 763,862 square feet.  In doing so, the Company achieved a 6.9% increase over prior rents on a cash basis from $10.33 per square foot to $11.04 per square foot.  For the first six months of 2004, the Company has signed 332 leases (new and renewed), for 1,539,563 square feet.  In doing so, the Company achieved a 7.5% increase over prior rents on a cash basis from $10.20 per square foot to $10.97 per square foot.

As a result of the successful leasing efforts of the Company during the quarter, at June 30, 2004, the percentage of the Company’s portfolio leased increased 0.6% to 91.8% from 91.2% leased at March 31, 2004.  At June 30, 2003, the Company’s portfolio was 92.0% leased.

Same Property Operating Results

With respect to the properties owned and operated by the Company for the three months and six months ended June 30, 2004 and June 30, 2003, same property net operating income increased as follows:

Same Property Operating Data

(in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003		2004	2003
Real estate revenue	$71,848	$70,448		$144,364	$142,492
Operating expenses	(20,325)	(19,488)		(42,538)	(41,178)
Net Operating Income	51,523	50,960	1.1%	101,826	101,314	0.5%

Less: Lease termination income	(286)	(142)		(581)	(590)
Net Operating Income, as adjusted	$51,237	$50,818	0.8%	$101,245	$100,724	0.5%

Mr. Prendergast noted, “We are very pleased with our leasing activity and our same store operating results for the second quarter as our efforts to aggressively re-let space recovered from high profile bankrupt tenants are beginning to pay-off.    Through the efforts of our leasing team, we have made substantial progress toward restoring our occupancy and growth rates to the levels we achieved prior to these bankruptcies.  We are optimistic we will achieve further improvement in our core portfolio during the remainder of 2004 and into 2005.”

INVESTMENT ACTIVITY

Acquisitions

Long Meadow Commons. In keeping with the Company’s external growth strategy, on April 30, 2004, the Company completed the acquisition of Long Meadow Commons, a 118,000 square foot grocer-anchored community shopping center located in Mundelein, Illinois (a northern Chicago suburb) for approximately $18.5 million.  The property, which is 95% leased, is anchored by Dominick’s Finer Foods (a subsidiary of Safeway).  The Company funded this acquisition through the assumption of mortgage debt and borrowings under its line of credit.

Colonial Commons. In addition, on July 1, 2004, the Company completed the acquisition of Colonial Commons Shopping Center, a 498,000 square foot (of which, 444,000 square feet is Company-owned GLA) grocer-anchored community shopping center located in Harrisburg, Pennsylvania, for a purchase price of approximately $63 million.  The property, which is 93% leased, contains an excellent tenant roster, including the top grocer in the marketplace and an attractive mix of major national retailers, including Giant Food Stores (68,000 SF), Dick’s Sporting Goods (56,000 SF), Linens & Things (31,000 SF), Ross Dress for Less (30,000 SF), Marshalls (27,000 SF), TJ Maxx (25,000 SF), Office Max (24,000 SF) and Ben Franklin (26,000 SF).  The center is unencumbered and the Company funded the purchase price with borrowings under its line of credit.

Joint Ventures

Lakes Crossing. In May 2004, the Company completed its first joint venture for the development and construction of a shopping center to be located in Norton Shores (Muskegon), Michigan, a suburb of Grand Rapids.  The joint venture is owned equally by the Company and Westwood Development Group, a regional developer based in Michigan.  The Company made an initial equity investment of $3.3 million and provided a short-term bridge loan of approximately $9.2 million, which will be repaid from the proceeds of a construction loan expected to be obtained in August 2004.

The center, known as Lakes Crossing, began construction in late 2003 and is expected to be completed by the fall of 2005.  Lakes Crossing is located on an approximately 58.5 acre site and is situated at the intersection of US Highway 31 and Harvey Street, directly across from Lakes Mall.  The project will contain approximately 302,000 square feet of retail space, of which 210,000 square feet will be owned by the joint venture.  Lakes Crossing will be anchored by Kohl’s Department Stores (which owns its 88,000 square foot location) and will feature a mix of national and local retailers.  The joint venture has already signed lease agreements with Circuit City, Catherine's, Shoe Carnival, Johnny Carino’s and Logan’s Roadhouse and is in discussions with several major national and regional retailers to lease additional space at Lakes Crossing.  Kohl’s opened for business in April 2004.

“Our investment activity during the quarter further demonstrates our commitment to prudent external growth,” stated Mr. Prendergast.  “For instance, our acquisition of Colonial Commons is an extension of our long-term, core strategy of adding to our portfolio high quality grocer-anchored shopping centers with multiple retail anchors.  Colonial Commons’ attractive mix of national tenants strengthens our portfolio.  However, we remain committed to maintaining our disciplined investment criteria and will not overpay for properties simply for growth’s sake, particularly as we continue to experience the highly competitive acquisition marketplace and low interest rate environment of the last few years.”

Mr. Prendergast further added, “Our pursuit of joint ventures, while a relatively new strategic initiative for us, is further demonstration of our sound growth strategy.  The Lakes Crossing joint venture has allowed us to access a high quality opportunity with attractive returns while developing a relationship for potential future acquisitions.  Through the efforts of regional and local developers like Westwood Development, over a 2-3 year period, we can begin to recognize the full economic benefits of these excellent opportunities.”

Dispositions

The Company is continuing its on-going process of reviewing its assets to ensure that they fit with its long-term ownership criteria.  To that end, the Company continued its practice of disposing non-core assets as it completed the sale of the Fortune office building, a 59,000 square foot property located in Hartsdale, New York for $7.7 million, resulting in a net gain of approximately $3.0 million.

CAPITAL MARKETS ACTIVITY

On April 1, 2004, the Company completed the issuance and sale of $200 million principal amount of unsecured 5.125% notes due April 15, 2014.  The notes were priced to yield 5.236% at a spread of 135 basis points over the comparable U.S. Treasury note.  The net proceeds from the offering were used to reduce the outstanding balance on our line of credit.  Including all offering expenses, the original issuance discount and the settlement of forward swaps entered into prior to the issuance of the notes, the all-in effective interest rate of the unsecured notes is 5.33%.

In connection with the sale of these notes, the three rating agencies, Moody’s, Standard & Poor’s and Fitch affirmed their current investment grade ratings and stable outlook for the Company.

RECENT DEVELOPMENTS

On July 14, 2004, a Massachusetts Appeals Court reversed the Superior Court’s decision granting the Company’s motion to dismiss all claims brought against the Company by Weston Associates and its President, Paul Donahue.  As previously disclosed, on October 31, 2001, Weston Associates and Donahue filed a complaint against the Company in the Superior Court of Suffolk County of the Commonwealth of Massachusetts alleging that the Company owes Weston Associates a fee for services Donahue claims he performed in connection with the Company’s acquisition of Bradley Real Estate, Inc.  On November 29, 2002, the Superior Court granted the Company’s motion to dismiss all of Weston Associates’ claims and Weston Associates subsequently appealed.  The Appellate Court’s decision reverts the case back to the Superior Court for discovery and additional proceedings.

Mr. Prendergast commented, “We remain confident in our position notwithstanding the Appellate Court’s decision.  We have been advised that this decision does not affect the merits of our case and we will continue to dispute this matter vigorously.”

2nd QUARTER CONFERENCE CALL

Members of Heritage’s senior management will host a conference call on Wednesday, August 4, 2004, at 10:00 a.m., ET, to discuss the Company’s second quarter results.  Stockholders, analysts and other interested parties may participate in this conference call by dialing 800-218-9073 or 303-262-2075 at least five minutes before the scheduled start time.  Investors can also access the call via the Internet at the Company’s website, www.heritagerealty.com.  To listen to a live broadcast, access this site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

A replay of the conference call will be available after the call through August 11, 2004 by accessing the Company’s website at http://www.heritagerealty.com or by dialing 800-405-2236 or 303-590-3000, pass-code 11002803.

ABOUT HERITAGE PROPERTY INVESTMENT TRUST, INC.

Heritage is a fully integrated, self-administered and self-managed REIT traded on the New York Stock Exchange under the symbol “HTG”.  Heritage is one of the largest owners and operators of neighborhood and community shopping centers in the United States.  Heritage focuses on grocer-anchored shopping centers with multiple anchors.  As of June 30, 2004, Heritage had a shopping center portfolio of 163 centers, located in 29 states and totaling approximately 32.8 million square feet of total gross leasable area, of which 27.6 million square feet is company-owned gross leasable area.  Heritage’s shopping center portfolio was approximately 91.8% leased as of June 30, 2004.

Heritage is headquartered in Boston, Massachusetts and has an additional 16 regional offices located in the Eastern, Midwestern and Southwestern United States.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  The forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect actual results.  The factors that could cause actual results to differ materially from current expectations include financial performance and operations of the Company’s shopping centers, including the Company’s tenants, real estate conditions, current and future bankruptcies of the Company’s tenants, execution of shopping center redevelopment programs, the Company’s ability to finance the Company’s operations, successful completion of renovations, completion of pending acquisitions, the availability of additional acquisitions, execution of joint venture opportunities, changes in economic, business, competitive market, leasing and regulatory conditions, acts of terrorism or war and other risks detailed from time to time in filings with the Securities and Exchange Commission.  The forward-looking statements contained herein represent the Company’s judgment as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.

A copy of Heritage’s second quarter 2004 “Supplemental Operating and Financial Data” will be available on the Investor Relations section of the Company’s website at http://www.heritagerealty.com.  These materials are also available by written request to:

Investor Relations

Heritage Property Investment Trust, Inc.

131 Dartmouth St.

Boston, MA 02116

Consolidated Balance Sheets

June 30, 2004 and December 31, 2003

(Unaudited and in thousands of dollars)

	June 30, 2004	December 31, 2003
Assets
Real estate investments, net	$2,145,889	$2,157,232
Cash and cash equivalents	69,144	5,464
Accounts receivable, net of allowance for doubtful accounts of $9,729 in 2004 and $8,770 in 2003	33,278	25,514
Investment in joint venture	3,300	—
Prepaids and other assets	27,944	13,608
Deferred financing and leasing costs	29,528	25,757

Total assets	$2,309,083	$2,227,575

Liabilities and Shareholders’ Equity

Liabilities:
Mortgage loans payable	$632,696	$632,965
Unsecured notes payable	399,811	201,490
Line of credit facility	191,000	243,000
Accrued expenses and other liabilities	83,911	82,115
Accrued distributions	24,710	24,438

Total liabilities	1,332,128	1,184,008
Series B Preferred Units	—	50,000
Series C Preferred Units	25,000	25,000
Exchangeable limited partnership units	7,455	7,670
Other minority interest	2,425	2,425

Total minority interests	34,880	85,095
Shareholders’ equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 46,725,698 and 46,208,574 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	47	46
Additional paid-in capital	1,148,083	1,136,516
Cumulative distributions in excess of net income	(202,233)	(176,267)
Other comprehensive income	1,620	—
Unearned compensation	(5,442)	(1,823)
Total shareholders’ equity	942,075	958,472

Total liabilities and shareholders’ equity	$2,309,083	$2,227,575

Consolidated Statements of Operations

Six Months ended June 30, 2004 and 2003

(Unaudited and in thousands, except per-share data)

	Six Months Ended June 30,
	2004	2003

Revenue:
Rentals and recoveries	$160,465	$146,818
Interest and other	271	425
Total revenue	160,736	147,243
Expenses:
Property operating expenses	23,168	21,469
Real estate taxes	24,383	20,673
Depreciation and amortization	43,337	38,224
Interest	37,030	34,042
General and administrative	10,947	11,313
Total expenses	138,865	125,721
Income before allocation to minority interests	21,871	21,522
Income allocated to exchangeable limited partnership units	(143)	(88)
Income allocated to Series B & C Preferred Units	(1,763)	(3,328)
Income before discontinued operations	19,965	18,106
Discontinued operations:
Operating income from discontinued operations	140	984
Gains on sales of discontinued operations	2,988	809
Income from discontinued operations	3,128	1,793
Net income attributable to common shareholders	$23,093	$19,899
Basic per-share data:
Income before discontinued operations	$0.43	$0.44
Income from discontinued operations	.07	0.04
Income attributable to common shareholders	$0.50	$0.48

Weighted average common shares outstanding	46,551	41,689

Diluted per-share data:
Income before discontinued operations	$0.42	$0.44
Income from discontinued operations	0.07	0.04
Income attributable to common shareholders	$0.49	$0.48

Weighted average common and common equivalent shares outstanding	47,169	42,071

 Consolidated Statements of Operations

Three Months ended June 30, 2004 and 2003

(Unaudited and in thousands, except per-share data)

	Three Months Ended June 30,
	2004	2003

Revenue:
Rentals and recoveries	$79,469	$71,995
Interest and other	67	396
Total revenue	79,536	72,391
Expenses:
Property operating expenses	10,339	9,630
Real estate taxes	12,450	10,276
Depreciation and amortization	21,867	19,103
Interest	19,415	17,165
General and administrative	5,664	6,310
Total expenses	69,735	62,484
Income before allocation to minority interests	9,801	9,907
Income allocated to exchangeable limited partnership units	(78)	(68)
Income allocated to Series B & C Preferred Units	(555)	(1,664)
Income before discontinued operations	9,168	8,175
Discontinued operations:
Operating income from discontinued operations	51	504
Gains on sales of discontinued operations	2,988	—
Income from discontinued operations	3,039	504
Net income attributable to common shareholders	$12,207	$8,679
Basic per-share data:
Income before discontinued operations	$0.20	$0.20
Income from discontinued operations	0.06	0.01
Income attributable to common shareholders	$0.26	$0.21

Weighted average common shares outstanding	46,726	41,783

Diluted per-share data:
Income before discontinued operations	$0.20	$0.20
Income from discontinued operations	0.06	0.01
Income attributable to common shareholders	$0.26	$0.21

Weighted average common and common equivalent shares outstanding	46,885	41,963

Heritage Property Investment Trust, Inc.

Calculation of Funds from Operations

(in thousands of dollars)

	Six months ended June 30,
	2004	2003

Net income	$23,093	$19,899
Add (deduct):
Depreciation and amortization (real-estate related)	42,883	37,928
Net gains on sales of real estate investments	(2,988)	(809)
Funds from Operations	$62,988	$57,018

	Three months ended June 30,
	2004	2003

Net income	$12,207	$8,679
Add (deduct):
Depreciation and amortization (real-estate related)	21,692	18,952
Net gains on sales of real estate investments	(2,988)	—
Funds from Operations	$30,911	$27,631

The White Paper on Funds from Operations approved by NAREIT in March 1995, and revised in November 1999, defines Funds from Operations as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from extraordinary items and sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

The Company believes that Funds from Operations is helpful as a measure of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT, which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay cash distributions.